David E. Coffey C.P.A.

6767 West Tropicana Suite 216

Las Vegas, NV 89103

Coffee Pacifica, Inc.

Las Vegas, Nevada

    I hereby consent to the use in the Registration Statement of my audit report for Coffee Pacifica, INc. for the cumulative period ended of December 31, 2002, and the filing of the Amended SB-2 registration dated April 25, 2003 with the Securities and Exchange Commission.

Sincerely,

/s/ David E. Coffey

David E. Coffey C.P.A.

April 22, 2003